EXHIBIT 99.1


DIRECTORS TERRELL AND TRAVELLER RESIGN FROM 21ST CENTURY TECHNOLOGIES, INC.'S BOARD

Las  Vegas,  Nev.  -  March  7,  2005 - 21st  Century  Technologies,  Inc.  (the
"Company") (OTC: TFCY.PK) today announced that James B. Terrell and Shane H. Traveller have resigned from the Company's Board of Directors. Mr. Terrell served as Chairman of the Board and Mr. Traveller served as Chairman of the Audit Committee.

John R. Dumble, President and Chief Executive Officer of the Company, said, "I am deeply appreciative of the contributions made by Jim Terrell and Shane Traveller during their tenure on the Company's Board of Directors. With their counseling, the Company was able to achieve several of its objectives as a business development company. While I am saddened to see these gentlemen go, I respect their desire to bring new faces onto the Board to help Shepard the Company through the coming months."

The Company is a business development company operated pursuant to the Investment Company Act of 1940. It holds various enterprises as investments and seeks to grow companies in which it has an interest.

Statements that are not historical facts contained in this press release are forward-looking statements that involve certain risks and as are further detailed in the Company's filings with the Securities and Exchange Commission.

Contact:

Gemini Financial Communications
A. Beyer, 951-693-4534 (10 a.m.-12 p.m. PT Mon.-Fri.)
ir@texn.com